Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA

NEWS RELEASE	Contacts: Joel L. Thomas
(919) 379-4300

March 31, 2014

Alliance One and China Tobacco Finalize Joint Venture in Brazil

Morrisville, NC - Alliance One International, Inc. (NYSE: AOI) today announced that its Brazilian subsidiary Alliance One Brasil Exportadora de Tabacos (“AOB”) and China Tabaco Internacional do Brasil (“CTIB”), the Brazilian subsidiary of China Tobacco, completed the formation of a new joint venture company, China Brasil Tobacos Exportadora SA (“CBT”) in Brazil on March 26, 2014. CBT has operated as an independent subsidiary of AOB for the last two crops and currently contracts with 9,500 integrated growers. The joint venture’s administrative, buying and processing functions operate in Alliance One´s facilities in Venâncio Aires. The joint venture is owned 51% by CTIB and 49% by AOB.

Pieter Sikkel, Alliance One’s Chief Executive Officer and President, commented, “We are honored that China Tobacco selected Alliance One for its first international joint venture in the tobacco leaf supply segment. China Tobacco is a highly valued partner and we are pleased with our combined efforts to grow CBT over the last two crops and see a very bright future. China’s cigarette market is the largest in the world and our joint venture has been established to provide high quality, sustainably grown Brazilian tobacco to its cigarette manufacturing groups. Our partnership aligns Alliance One’s strategy of profitable growth with meeting customers’ unique individual requirements through our sustainable model.”

Alliance One International is a leading independent leaf tobacco merchant serving the world's cigarette manufacturers. For more information on Alliance One, visit the Company's website at www.aointl.com.